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                    July 27, 2022

       Christopher Hulls
       Chief Executive Officer
       Life360, Inc.
       539 Bryant Street, Suite 402
       San Francisco, CA 94107

                                                        Re: Life360, Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed July 5, 2022
                                                            File No. 000-56424

       Dear Mr. Hulls:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Gregory Heibel